EXHIBIT 99.1
LINDSAY CORPORATION REPORTS FISCAL 2007 FIRST QUARTER RESULTS
OMAHA, Neb., December 20, 2006—Lindsay Corporation (NYSE: LNN), a leading manufacturer of irrigation systems and infrastructure products, today announced results for its fiscal 2007 first quarter ended November 30, 2006.
First Quarter Results
First quarter fiscal 2007 total revenues increased 30 percent to $51.5 million from $39.5 million for the year-ago period. Net earnings were $1.8 million or $0.15 per diluted share, compared with $511,000, or $0.04 per diluted share, in the prior year’s first quarter. The quarter includes the results from Barrier Systems Inc. (BSI), which was acquired on June 1, 2006.
Total irrigation equipment revenues increased 11 percent to $38.0 million from $34.1 million in the prior fiscal year’s first quarter. Domestic irrigation revenues increased 11 percent, while international irrigation revenues improved 12 percent from the prior year’s quarter. Infrastructure revenues were $13.6 million compared with $5.4 million in the prior year period, with all of the increase resulting from the inclusion of BSI.
Gross margin improved to 24.2 percent from 18.8 percent a year ago, primarily due to inclusion of BSI’s higher margin products. Operating expenses of $9.9 million in the first quarter increased $2.8 million over the prior year period due primarily to inclusion of BSI and higher medical expenses. Operating income during the quarter was $2.6 million compared with $363,000 in the prior year period.
Rick Parod, president and chief executive officer, commented, “While it is still early in the irrigation season, higher agricultural commodity prices provide solid fundamental drivers for the upcoming season. In addition, we are pleased with the strength of our infrastructure revenues with the addition of BSI.”
Lindsay’s backlog of unshipped orders at November 30, 2006, was $24.6 million compared with $20.9 million at November 30, 2005. Irrigation backlog declined $2.6 million while infrastructure backlog increased $6.3 million, with all the increase attributable to the inclusion of BSI.
Shareholders’ equity at November 30, 2006 was $123.7 million or $10.64 per outstanding common share, compared with $109.8 million, or $9.53 per outstanding common share at November 30, 2005. Cash and marketable securities at November 30, 2006 were $45.9 million compared with $49.3 million at November 30, 2005.
Outlook
Parod added, “Our first fiscal quarter precedes our typical selling season and is not traditionally a reliable indicator of fiscal year revenues. Demand for crops supporting bio fuel production however, is expected to reduce crop inventories, moving prices higher which we believe strengthens demand for our irrigation products. “
Parod concluded, “I am pleased with the results of our infrastructure segment strengthened recently with the addition of BSI, and we remain focused on our growth opportunities from additional acquisitions. We will continue to leverage our strong cash flows and financial flexibility to create shareholder value through a balance of organic growth opportunities, accretive acquisitions, share repurchases, and dividend payments.”
First-Quarter Conference Call
Lindsay’s fiscal 2007 first quarter investor conference call is scheduled for 11:00 a.m. ET today. This call will be simulcast live on the Internet and can be accessed by logging onto www.lindsay.com or www.vcall.com. A replay of the call will be available for 30 days. Lindsay will have a slide presentation available to augment management’s formal presentation, which will be accessible via the company’s Web site. Each of the above referenced links will be available under the investor relations tab of the company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiary, Barrier Systems Inc. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At November 30, 2006, Lindsay had approximately 11.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
For more information regarding Lindsay Corporation,
see Lindsay’s Web site at www.lindsay.com

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three-months ended November 31, 2006 and 2005

	(unaudited)
	Three Months Ended
	November	November
(in thousands, except per share amounts)	2006	2005

Operating revenues	$51,532	$39,504
Cost of operating revenues	39,067	32,077

Gross profit	12,465	7,427

Operating expenses:
Selling expense	3,613	2,848
General and administrative expense	5,435	3,569
Engineering and research expense	806	647

Total operating expenses	9,854	7,064

Operating income	2,611	363

Other income (expense):
Interest expense	(487)	(17)
Interest income	636	444
Other, net	(16)	2

Earnings before income taxes	2,744	792

Income tax provision	961	281

Net earnings	$1,783	$511

Basic net earnings per share	$0.15	$0.04

Diluted net earnings per share	$0.15	$0.04

Average shares outstanding	11,577	11,523
Diluted effect of stock options	279	143

Average shares outstanding assuming dilution	11,856	11,666

Cash dividends per share	$0.065	$0.060

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
November 30, 2006 and 2005 and August 31, 2006

	(Unaudited)	(Unaudited)
	November	November	August
($ in thousands, except par values)	2006	2005	2006

ASSETS
Current Assets:
Cash and cash equivalents	$19,699	$21,991	$43,344
Marketable securities	21,792	12,570	10,179
Receivables, net of allowances, $696, $711 and $595, respectively	46,539	33,949	38,115
Inventories, net	34,656	22,707	26,818
Deferred income taxes	—	3,617	—
Other current assets	4,602	3,454	3,947

Total current assets	127,288	98,288	122,403

Long-term marketable securities	4,378	14,772	5,778
Property, plant and equipment, net	27,157	17,274	26,981
Other intangible assets, net	20,704	644	20,998
Goodwill, net	11,134	1,372	11,129
Other noncurrent assets	6,949	5,511	4,945

Total assets	$197,610	$137,861	$192,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,951	$8,554	$9,565
Current portion of long-term debt	4,286	—	4,286
Other current liabilities	25,931	14,130	23,619

Total current liabilities	43,168	22,684	37,470

Pension benefits liabilities	5,047	5,183	5,003
Long-term debt	24,643	—	25,714
Other noncurrent liabilities	1,042	162	3,147

Total liabilities	73,900	28,029	71,334

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 17,678,151, 17,568,931 and 17,600,686 shares issued and outstanding in November 2006 and 2005 and August 2006, respectively)	17,678	17,569	17,600
Capital in excess of stated value	7,667	4,037	5,896
Retained earnings	193,347	183,264	192,319
Less treasury stock (at cost, 6,048,448 shares)	(96,547)	(96,547)	(96,547)
Accumulated other comprehensive income, net	1,565	1,509	1,632

Total shareholders’ equity	123,710	109,832	120,900

Total liabilities and shareholders’ equity	$197,610	$137,861	$192,234

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three-months ended November 30, 2006 and 2005
(unaudited)

	November	November
($ in thousands)	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,783	$511
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	1,531	831
Amortization of marketable securities premiums, net	18	63
(Gain) loss on sale of property, plant and equipment	(17)	57
Provision for uncollectible accounts receivable	10	23
Deferred income taxes	392	(444)
Stock-based compensation expense	431	356
Other, net	78	(42)
Changes in assets and liabilities:
Receivables, net	(8,415)	(4,182)
Inventories, net	(7,775)	(3,428)
Other current assets	(660)	(427)
Accounts payable, trade	3,311	1,896
Other current liabilities	(637)	(389)
Current taxes payable	(1,277)	833
Other noncurrent assets and liabilities	(628)	314

Net cash used in operating activities	(11,855)	(4,028)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,232)	(819)
Proceeds from sale of property, plant and equipment	16	5
Purchases of marketable securities available-for-sale	(44,245)	—
Proceeds from maturities or sales of marketable securities available-for-sale	34,060	1,805

Net cash (used in) provided by investing activities	(11,401)	991

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock option plan	1,247	9
Principal payments on long-term borrowing	(1,071)	—
Excess tax benefits from stock-based compensation	93	—
Dividends paid	(755)	(691)

Net cash used in financing activities	(486)	(682)

Effect of exchange rate changes on cash	97	146

Net decrease in cash and cash equivalents	(23,645)	(3,573)
Cash and cash equivalents, beginning of period	43,344	25,564

Cash and cash equivalents, end of period	$19,699	$21,991